ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") made as of April 26, 2022, by and among Reli Exchange, LLC, an Illinois limited liability company ("Buyer"), Barra & Associates, LLC, an Illinois limited liability company ("Seller"), and Grant Barra ("Owner")

W I T N E S S E T H:

WHEREAS, Seller owns and operates the Business (as hereinafter defined) and the Assets (as hereinafter defined); and

WHEREAS, Owner is the sole member of Seller; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Certain Definitions.

1.1 "2021 Fiscal Year" has the meaning given in Section 3.16.

1.2 "Account" means any account receivable, note, draft or other instrument and any other right to payment arising in the Business from the sale of merchandise or services, including commissions, fees, bonus and any other compensation in respect of insurance sold or placed and related services by or on behalf of Seller, or any other sale, lease, exchange or other disposition by, or for the account of, Seller of any asset of Seller, whether or not in the ordinary course of business.

1.3 "Acquisition" means the purchase of the Assets and the acquisition of the Business upon the terms and conditions set forth herein.

1.4 "Acquisition Document" means this Agreement, the Assignment and Assumption, the Bill of Sale, the Employment Agreement, each Financing Document and any related agreement, instrument, certificate, schedule or other document executed or delivered pursuant thereto or in connection with the consummation of the Acquisition.

1.5 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

1.6 "Agreement" has the meaning given in the Preamble.

1.7 "Assets" means the assets of Seller purchased hereunder, as described in Section 2.1.

1.8 "Assignment and Assumption" means the instrument of Assignment and Assumption relating to the Assumed Contracts, substantially in the form of Exhibit A.

1.9 "Assumed Contract" means a Contract in effect on the Closing Date that is assigned to, and assumed by, Buyer, as described on Annex I to the Assignment and Assumption.

1.10 "Assumed Liabilities" means all of Seller's obligations and liabilities arising after the Closing under the Assumed Contracts or that arise in the ordinary course of business after the Closing, except for the Excluded Liabilities.

1.11 "Balance Sheet" has the meaning given in Section 3.6.

1.12 "Bill of Sale" means the Bill of Sale relating to the Assets, substantially in the form of Exhibit B.

1.13 "Business" means Seller's business as broker of personal and commercial property, casualty, life and health insurance and indexed insurance products, and all related business operations and activities.

1.14 "Buyer" has the meaning given in the Preamble.

1.15 "Closing" means the closing of the sale of the Assets as provided in Article 7.

1.16 "Closing Date" means the date of the Closing.

1.17 "Closing Debt" means all accounts payable, rent, payroll, trade debt and funded debt of Seller, other than Excluded Liabilities, outstanding on the Closing Date (whether or not then due).

1.18 "Closing Purchase Price" means the portion of the Purchase Price in the amount of $6,000,000 payable in cash at the Closing.

1.19 "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

1.20 "Consent" means any approval, authorization, consent or ratification by or on behalf of any Person that is not a party to this Agreement, or any waiver of, or exemption or variance from, any License or Order.

1.21 "Contract" means any contract, including any purchase, sales, supply or service order or agreement, equipment lease, or license of Trade Rights, that relates to the Business or the Assets, as set forth on Schedule 1.21.

1.22 "Deferred Purchase Price" means the portion of the Purchase Price in the amount of $1,125,000 payable in cash pursuant to Section 2.4(b).

1.23 "EBITDA" means earnings before interest, taxes, depreciation and amortization of the Company on a stand-alone (unconsolidated) basis, determined in accordance with generally accepted accounting principles.

1.24 "Employee Plan" means an employee benefit plan (including a multi-employer plan) as defined in Section 3(3) of ERISA.

1.25 "Employment Agreement" means the employment agreement between Reliance and Grant Barra to be entered into at the Closing, substantially in the form of Exhibit C.

1.26 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.27 "Excluded Assets" has the meaning given in Section 2.3.

1.28 "Excluded Liabilities" has the meaning given in Section 2.2.

1.29 "Financial Statements" has the meaning given in Section 3.6.

1.30 "Financing" means any equity or debt acquisition financing made to or for the account of Buyer the proceeds of which are to be applied to payment of the Purchase Price and transaction expenses and to provide working capital to Buyer for the Business.

1.31 "Financing Document" means any agreement, instrument, certificate or other document executed and delivered in connection with the Financing.

1.32 "First Earn-out Factor" means the excess, if any, of EBITDA for the First Earn-out Period less $730,000.

1.33 "First Earn-out Period" means the 12-month period commencing on the first day of the first calendar month beginning on or after the Closing Date.

1.34 "Governmental Authority" means any federal, state or local government or governmental authority, agency or instrumentality, or any court or arbitration panel of competent jurisdiction, or any recognized professional or industry association or organization that establishes policies or standards or otherwise regulates or supervises services and activities related to the Business or the Assets.

1.35 "Hazardous Material" means any contaminant, pollutant or toxic or hazardous waste, effluent or other substance or material, including any radioactive, explosive, flammable, corrosive or infectious substance or material or any substance or material containing asbestos, polychlorinated biphenyls or urea formaldehyde or which is subject to any Law, License or Order relating to the protection of the environment or human health or safety.

1.36 "Law" means any statute, rule, regulation or ordinance of any Governmental Authority.

1.37 "Lease" means the Office Building Lease dated as of October 25, 2019 between MR 1051 LLC and Seller relating to premises at Suite 290, 1051 Perimeter Drive, Schaumburg, Illinois.

1.38 "License" means any license, permit, certification, qualification, franchise or privilege issued or granted by any Governmental Authority.

1.39 "Lender" means Oak Street Funding LLC, a Delaware limited liability company.

1.40 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

1.41 "Lien Report" means a report in customary form of the Lien search or survey conducted pursuant to Section 5.9.

1.42 "Loss" has the meaning given in Section 10.1.

1.43 "Material Adverse Effect" means a material adverse effect on the Business or the Assets.

1.44 "Material Contract" means an agreement, lease, license or other legally binding commitment, written or oral, (a) that relates to a transaction or series of transactions involving the expenditure or receipt by the Company of an amount in excess of $5,000 (or the transfer of property with a fair market value in excess of $5,000), (b) if a breach or default thereunder by any party thereto would have a Material Adverse Effect, or (c) that relates to any transactions not in the ordinary course of business.

1.45 "Notice" means giving any notice to, or making any declaration or filing, or registration or recordation with any Person.

1.46 "Order" means any judgment, order, writ, summons, decree, award, directive, ruling or decision of any Governmental Authority.

1.47 "Organizational Documents" of a Person means the certificate of incorporation or articles of incorporation and the by-laws of a Person that is a corporation, the articles or certificate of formation or organization and the limited liability company agreement or operating agreement of a Person that is a limited liability company, the articles or certificate of limited partnership and the limited partnership agreement of a Person that is a limited partnership, the trust agreement of a Person that is a trust, and the comparable organizational, constitutive and governing documents of any other Person that is not a natural person.

1.48 "Owner" has the meaning given in the Preamble.

1.49 "Person" includes a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

1.50 "Proceeding" means any action, suit, case, arbitration, audit, investigation or proceeding at law or in equity, before or by any Governmental Authority.

1.51 "Purchase Documents Assignment" means the Assignment of Purchase Documents dated as of April 26, 2022 between Buyer and Lender.

1.52 "Purchase Price" means the Closing Purchase Price and the Deferred Purchase Price.

1.53 "Real Property" means the real property subject to the Lease.

1.54 "Reliance" means Reliance Global Group, Inc., a Florida corporation.

1.55 "Second Earn-out Factor" means the excess, if any, of EBITDA for the Second Earn-out Period over EBITDA for the First Earn-out Period.

1.56 "Second Earn-out Period" means the 12-month period immediately following the last day of the First Earn-out Period.

1.57 "Subordination Agreement" means the Subordination Agreement dated as of April 26, 2022 between Lender and Seller.

1.58 "Tax" means any federal, state or local income, excise, sales, property, withholding, social security or franchise tax or assessment, and any interest, penalty or fine due thereon or with respect thereto.

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1.59 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property.

Section 2 Purchase and Sale of the Assets.

2.1 At the Closing, subject to Section 2.3, Seller shall sell, assign, convey, transfer and deliver to Buyer all of the Assets, including the following assets of Seller on the Closing Date:

(a) all Accounts;

(b) all fixed assets, including fixtures, furniture, machinery and equipment;

(c) all rights under the Assumed Contracts and Licenses relating to the Business (to the extent such Licenses are transferable pursuant to applicable Law);

(d) all Trade Rights owned or used by Seller in connection with the Business;

(e) all purchase, marketing and sales records, customer lists and other documents, files, manuals, books and records, wherever located, with respect to or in connection with the Business;

(f) all rights, claims or causes of action against any other Person arising or accruing prior to the Closing Date with respect to or in connection with the Business;

(g) all right, title and interest in and to the Business as a going concern and the goodwill associated therewith; and

(h) all other personal property owned, leased or used in connection with the Business.

2.2 At the Closing, Buyer shall assume and, from and after the Closing Date, pay, perform and discharge when due all of the Assumed Liabilities. Except for such Assumed Liabilities, Buyer is not assuming any obligation or liability of Seller of any nature whatsoever (including any obligation or liability arising in tort or strict liability), all obligations and liabilities of Seller, other than the Assumed Liabilities, that may continue or arise after payment of the Closing Debts (the "Excluded Liabilities"), are expressly retained by Seller, and Seller shall pay, perform and discharge the Excluded Liabilities when due.

2.3 Notwithstanding the sale of the Assets contemplated hereby, Seller is not selling, assigning, conveying, transferring or delivering to Buyer hereunder any right, title or interest in, and Buyer is not purchasing, assuming or accepting hereunder, any asset of Seller, other than the Assets and, in particular but without limitation, none of the following assets of Seller (the "Excluded Assets") is subject to the Acquisition:

(a) any cash in hand or on deposit at any account of Seller;

(b) cash equivalents, demand or deposit accounts and certificates of deposit;

(c) securities and other investments;

(d) deposits, advances or prepaid expenses;

(e) funded pension or other employee benefit plan assets;

(f) Seller's minute book and other records of corporate proceedings; and

(g) Seller's rights under the Acquisition Documents.

The Excluded Assets shall remain the property solely of Seller.

2.4 As payment in full for the Assets:

(a) Buyer shall pay to Seller at the Closing the Closing Purchase Price, less the amount of Closing Debt;

(b) Buyer shall pay to Seller on October 31, 2022 the Deferred Purchase Price; and

(c) subject to the provisions of the Subordination Agreement, Buyer shall pay to Seller:

(i) within 90 days after the end of the First Earn-out Period, an amount equal to 1.5 times the First Earn-out Factor; and

(ii) within 90 days after the end of the Second Earn-out Period, an amount equal to 1.5 times the Second Earn-out Factor.

2.5 The Purchase Price and certain liabilities assumed by Buyer pursuant to Section 2.2 shall be adjusted (against the Closing Purchase Price) as follows:

(a) The amount of any security or other deposit held by a counterparty to any Assumed Contract pursuant to such Assumed Contract that remains on deposit for Buyer's account or benefit after the Closing Date shall be included as an addition to the Purchase Price.

(b) The amount of any advance rental or other payment or prepayment made by Seller under any Assumed Contract or with respect to any Asset for any period that includes the Closing Date shall be prorated and allocated between Seller and Buyer, respectively, based upon the payment schedule included in such Assumed Contract, or, if a reasonable allocation cannot be made by reference thereto or such Assumed Contract does not include any payment schedule, in proportion to the period of time from the commencement of such period to the Closing Date and the period of time from the Closing Date to the end of such period, and the portion of such amount so allocated to Buyer shall be included as an addition to the Purchase Price.

(c) The amount of any rental or other payment in arrears made by Buyer for the account of Seller under any Assumed Contract or with respect to any Asset in respect of any period prior to the Closing Date shall be credited against and deducted from the Purchase Price.

(d) The amount of each deposit pursuant to Section 2.5(a), each proration and allocation pursuant to Section 2.5(b), and each credit pursuant to Section 2.5(c) shall be determined, or, if not then determinable, estimated to the extent practicable at the Closing and an adjustment to the Purchase Price shall be made increasing or decreasing, as the case may be, the Closing Purchase Price by the net amount of such adjustments.

(e) The amount of any adjustment, if not determinable by the Closing Date, shall be estimated as closely as practicable and applied on the Closing Date. Buyer and Seller shall use their respective commercially reasonable efforts to determine, as soon as reasonably practicable after the Closing Date, the amount of all adjustments not taken into account at

the Closing, including corrections or further adjustments to adjustments estimated at the Closing. After giving effect to offsetting adjustments, the net amount of such adjustments shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, at the end of each calendar month following the Closing Date.

2.6 Allocation of Purchase Price. The Purchase Price paid hereunder for the Assets shall be allocated as determined after the Closing by a third party retained by Buyer for this purpose, and all Tax returns, information statements and reports filed by Seller, Owner or Buyer, including Form 8594, shall conform to such allocation.

Section 3 Sellers' Representations and Warranties.

Seller and Owner, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1 Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has the full power and authority to own its assets and carry on the Business as and in the places where such assets are now owned or such Business is now being conducted. Seller is Licensed to transact business as a foreign limited liability company in each jurisdiction where such License is required under applicable Law in light of the location or character of the Assets or the operation of the Business, and each such jurisdiction is listed on Schedule 3.1.

3.2 Owner. Owner owns beneficially and of record all of the membership interest of Seller, free and clear of all Liens or any restriction with respect to the voting or disposition thereof. All such membership interests are duly authorized, validly issued, fully paid and nonassessable. There are no agreements, commitments or arrangements providing for the issuance or transfer of any membership interests of Seller, or any issued or outstanding options, warrants or rights to purchase, or security or instrument convertible into or exchangeable for, any membership interest of Seller.

3.3 Validity and Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and each other Acquisition Document to which it is a party and to assume and perform its obligations hereunder and thereunder. Owner is legally competent and has full power and authority to execute and to deliver this Agreement and each other Acquisition Document to which he is a party and to assume and to perform his obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Acquisition Document to which it is a party by Seller and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each other Acquisition Document will be, duly executed and delivered by Seller and Owner, and this Agreement is, and each other Acquisition Document will be, legally valid and binding obligations of Seller and Owner, enforceable against Seller and Owner in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles limiting the availability of certain remedies. The execution and delivery of this Agreement by Seller and Owner do not, and the execution and delivery of each other Acquisition Document by Seller and Owner will not, and the performance

by Seller and Owner of their respective obligations hereunder and thereunder will not, violate any provision of Seller's Organizational Documents, do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Assumed Contract, or result in the creation or imposition of any Lien upon any of the Assets or the acceleration of the maturity or date of payment or other performance of any obligation of Seller or any amendment the effect of which would be adverse to Seller or otherwise have a Material Adverse Effect by reason of the terms of, any Contract, indenture, instrument, Lien or Order to which Seller is a party or is subject or which is or purports to be binding upon it or the Assets.

3.4 Required Consents and Notices. Except as set forth on Schedule 3.4, no Consent of, or Notice to, any Person is required as to Seller or Owner in connection with Seller's or Owner's execution and delivery of this Agreement or any other Acquisition Document, or the performance of Seller's and Owner's respective obligations hereunder or thereunder.

3.5 Proceedings. Except as set forth on Schedule 3.5, no Proceeding is pending or, to the best of Seller's knowledge, threatened against or affecting the Business or the assets or operations of Seller in which an unfavorable Order would have a Materially Adverse Effect, or prohibit, invalidate, or make unlawful, in whole or in part, this Agreement or any other Acquisition Document, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. Neither Seller nor Owner is in default in respect of any Order, nor is there any Order enjoining Seller or Owner in respect of, or the effect of which is to prohibit or curtail Seller's or Owner's performance of, its obligations hereunder or under any other Acquisition Document.

3.6 Financial Statements. Seller has delivered to Buyer balance sheets at December 31, 2019, 2020 and 2021, and at March 24, 2022 (the "Balance Sheets") and the related statements of income and expense, changes in member's equity and cash flows for each of Seller's fiscal years then ended and Seller's fiscal period ended March 24, 2022 relating to the Business and the Assets (collectively, the "Financial Statements"), all of which are complete and correct, have been prepared in accordance with generally accepted accounting principles, and present fairly the financial position of the Business at such dates and the results of its operations for each of the periods then ended. At March 24, 2022, Seller had no liabilities or obligations of any kind, contingent or otherwise, relating to the Business or the Assets which are not reflected on the Balance Sheet at such date or as found in the disclosed associate agreements.

3.7 Material Adverse Changes. Since March 24, 2022, there has been no material adverse change in the Business or the Assets or Seller's financial or other condition and Seller has not:

(a) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or the Assets;

(b) other than in the ordinary course of business, sold, assigned or transferred any of the Assets or any interest therein;

(c) incurred any obligation or liability relating to the Business or the Assets, or paid, satisfied or discharged any obligation or liability relating to the Business or the Assets prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business;

(d) other than in the ordinary course of business, created, incurred, assumed, granted or suffered to exist any Lien on any of the Assets;

(e) other than in the ordinary course of business, waived any right of material value relating to the Business or the Assets or cancelled, forgiven or discharged any debt relating to the Business or the Assets owed to it or claim relating to the Business or the Assets in its favor; or

(f) effected any transaction relating to the Business or the Assets other than in the ordinary course of business.

3.8 Assets. Schedule 3.8 is a complete and correct list of all Assets described in paragraphs 2.1(b), (c) and (d). The Assets consist of all assets of Seller used or required to conduct the Business. Seller owns all of the Assets free and clear of all Liens, except for the Liens listed on Schedule 3.8, all of which were created in the ordinary course of business and which, in the aggregate, have not had and will not have a Material Adverse Effect. All Assets consisting of equipment or other tangible property used in the Business are in good operating condition and in a good state of maintenance and repair. Seller does not own, directly or indirectly, any capital stock of, or membership interest or other equity interest or participation in, any other Person.

3.9 Material Contracts. All Material Contracts in effect on the date hereof are listed (and identified as such) on Schedule 1.21, all of which are in full force and effect and there is no material breach or default thereunder by any party thereto. Seller has not given to, or received from, any other party to a Material Contract any Notice claiming or asserting a material breach or default thereunder. True and complete copies of all such Material Contracts have been delivered or made available to Buyer.

3.10 Licenses and Consents. Seller has all Licenses and all Consents of Governmental Authorities required for it to conduct the Business as presently conducted, a complete and correct list of which is set forth on Schedule 3.10, and all such Licenses and Consents are in full force and effect and no cancellation or suspension of any thereof is pending or, to the best of Seller's knowledge, threatened. Except as set forth on Schedule 3.10, all of such Licenses or Consents will be assignable or transferable to Buyer, and the applicability and validity thereof will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Acquisition Document. Seller is in compliance with each Law applicable to it and the Business, including with respect to occupational safety, environmental protection and employment practices.

3.11 Trade Rights. Schedule 3.11 is a complete and correct list and a brief description (including, if applicable, date of application, filing or registration, as the case may be, and the registration and application number) of each Trade Right relating to the Business, whether or not

registered in the name of or applied for by Seller, in which Seller has any right or interest, whether through any agreement or otherwise, and in each such case a brief description of such right or interest. Except as otherwise listed on Schedule 3.11, Seller is not a licensor or a licensee in respect of any such Trade Right. The Trade Rights listed on Schedule 3.11 are adequate for Seller to conduct the Business as now operated. No Trade Right of Seller relating to the Business conflicts with or infringes on, and there has been no misappropriation or unauthorized use by Seller of, any Trade Right of any other Person, and, to the best of Seller's knowledge, no Trade Right of any other Person conflicts with or infringes on, and there has been no misappropriation or unauthorized use by any other Person of, any Trade Right of Seller relating to the Business.

3.12 Tax Returns. Seller has duly filed all Tax and information returns and reports required to have been filed by it to the date hereof. Each such return is complete and correct and Seller has paid all Taxes due to any Governmental Authority required to have been paid by it and has created sufficient reserves or made provision for all thereof accrued but not yet due and payable by it. No Governmental Authority is now asserting or, to the best of Seller's knowledge, threatening to assert any deficiency or assessment for additional Taxes with respect to Seller, nor, to the best of Seller's knowledge, is there any basis for any such deficiency or assessment. Seller has not been audited by any Governmental Authority with respect to any fiscal year, and, to the best of Seller's knowledge, no such audit has been threatened or proposed. Seller has not waived or consented to any tolling of any limitation period with respect to any Tax liability.

3.13 Real Property. The Real Property is the only real property owned, leased or occupied by Seller or in which Seller has any right or interest. Seller holds a valid leasehold interest in the Real Property, free and clear of any and all Liens, and Seller has any required occupancy permits and any other required Licenses for the use and occupancy of the Real Property, all of which are valid and in full force and effect. Seller is not a lessor, sublessor or grantor under any lease, sublease, license or other Contract granting to another Person any right to the possession, use, occupancy or enjoyment of the Real Property. No improvement, fixture or equipment on the Real Property, nor the lease, use or occupancy thereof, is in violation of any Law. The Real Property is in condition adequate and suitable for the conduct of the Business as currently conducted and as proposed to be conducted following the Closing. There are no defects or inadequacies that could adversely affect the insurability of the Real Property. There are no special, general or other assessments pending against Seller or affecting the Real Property that would be payable by the lessee thereof. To the best of Seller's knowledge, the Real Property has not been condemned or otherwise taken by any public authority, and no condemnation or taking is threatened or contemplated, nor is any Property subject to any Law, Order or Lien that might adversely affect its use or value for the purposes now made of it.

3.14 Environmental Compliance. No Hazardous Material has been generated, used, stored, released or disposed of at, or transported to or from, the Real Property or in connection with the Business, and no Law, License, Order or Proceeding applicable to Seller or the Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

3.15 Employee Plans. Seller has never sponsored, maintained or made, or been required to make, any contribution to an Employee Plan.

3.16 Associates. Seller has never been a party to any collective bargaining, union representation or other labor contract or arrangement relating to the Business. Seller has not received any Notice from any labor union organization that such union or organization represents or intends to represent any of the associates of Seller; and, to the best of Seller's knowledge, no strike or work interruption by any of its associates is planned or threatened. At no time has Seller experienced any strikes, work stoppages or demands for collective bargaining by any union or labor organization, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or any pending or threatened Proceeding based on or related to any service related grievance, dispute or controversy or received any Notice of any of the foregoing.

3.17 Key Associates and Affiliates. Schedule 3.17 is a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each associate of Seller involved in the Business who is party to an associate agreement with Seller or whose compensation for the fiscal year ending December 31, 2021 (the "2021 Fiscal Year"), whether or not paid to date, exceeded $50,000. Except as set forth on Schedule 3.17, to the best of Seller's knowledge, no associate listed thereon intends to terminate his engagement with Seller. Except as set forth on Schedule 3.17, no Affiliate of Seller or any relative of such Affiliate has any interest in any property of Seller, including any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such Affiliate. Seller has delivered to Buyer complete and correct copies of all agreements referred to on Schedule 3.17.

3.18 Insurance. Schedule 3.18 is a complete and correct list and a brief description (including the insurer, policy number, type of insurance, coverage limits, current premium and any special cancellation conditions) of all insurance maintained by Seller relating to the Business. Such insurance (a) provides coverage against hazards and risks customarily insured against by comparable businesses, and (b) is in full force and effect. To the best of Seller's knowledge, no insurer intends to cancel or refuse to renew any insurance listed on Schedule 3.18 and there is no basis for any such cancellation or non-renewal. No insurer has disputed or, to the best of Seller's knowledge, intends to dispute any claim made under any policy listed on Schedule 3.18, and, to the best of Seller's knowledge, no event has occurred and no circumstance exists which would excuse the performance by any insurer of any of its obligations under any such policy with respect to such claim. Seller has never been refused any insurance relating to the Business for which it has applied, nor has any insurance relating to the Business carried by Seller been cancelled (other than at Seller's request).

3.19 Solvency. Seller is, and after giving effect to the transactions contemplated hereby will be, solvent.

3.20 Brokers and Finders. Except as previously disclosed to Buyer, Seller has not employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Seller.

3.21 Anti-Terrorism. Seller is not a Person, and Seller is not acting directly or indirectly for or on behalf of any Person, named by any Executive Order of the United States Treasury Department as a terrorist, "Specifically Designated National and Blocked Persons," or other banned or blocked Person pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaged in this Acquisition, directly or indirectly on behalf of, or initiating or facilitating this Acquisition, directly or indirectly, on behalf of any such Person.

3.22 Full Disclosure. No representation or warranty by Seller in any Acquisition Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained therein not misleading.

Section 4 Buyer's Representations and Warranties.

Buyer hereby represents and warrants to Seller as follows:

4.1 Due Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted.

4.2 Validity and Enforceability. Buyer has full corporate power and authority to execute and deliver this Agreement and any other Acquisition Document and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any other Acquisition Document by Buyer and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and each other Acquisition Document will be, duly executed and delivered by Buyer, and this Agreement is, and each other Acquisition Document will be, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of certain remedies. The execution and delivery of this Agreement by Buyer do not, and the execution and delivery of each other Acquisition Document by Buyer will not, and the performance by Buyer of its obligations hereunder and thereunder, will not, violate any provisions of Buyer's Organizational Documents and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person, or result in the creation or imposition of any Lien upon Buyer or any of its assets or the acceleration of the maturity or date of payment or other performance of any obligation of Buyer or any amendment the effect of which would be adverse to Buyer or otherwise have a material adverse effect on Buyer by reason of the terms of, any agreement, license, lease, indenture, instrument, Lien or Order to which Buyer is a party or is subject or which is or purports to be binding upon it or its assets.

4.3 Required Consents and Notices. No Consent of, or Notice to, any Person is required as to Buyer in connection with Buyer's execution and delivery of this Agreement or any other Acquisition Document to which it is a party or the performance of Buyer's obligations

hereunder or thereunder.

4.4 Proceedings. No Proceeding is pending, or, to the best of Buyer's knowledge, threatened against or affecting the assets, operations or financial or other condition of Buyer in which an unfavorable Order would prohibit, invalidate, or make unlawful, in whole or in part, this Agreement or any other Acquisition Document, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. Buyer is not in default in respect of any Order, nor is there any such Order enjoining Buyer in respect of, or the effect of which is to prohibit or curtail Buyer's performance of, its obligations hereunder or under any other Acquisition Document.

4.5 Brokers and Finders. Buyer has not employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Buyer.

Section 5 Pre-Closing Covenants.

5.1 Cooperation. From and after the date hereof and until the Closing, Buyer and Seller shall use their respective commercially reasonable efforts, and shall cooperate with each other, to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof, including obtaining the Consent of any other Person to the assignment to, and assumption by, Buyer of each Assumed Contract.

5.2 Interim Conduct of Business. From and after the date hereof and until the Closing, except as otherwise provided elsewhere herein or as Buyer may otherwise consent, Seller shall:

(a) conduct the Business in ordinary course;

(b) preserve the Business and Assets and maintain Seller's relationship with customers and other Persons with which it has material business dealings;

(c) not (i) sell, lease, transfer or dispose of any material Asset, other than sales of merchandise from inventory in the ordinary course of business, or (ii) terminate any Contract, except upon expiration of the term thereof as provided therein;

(d) maintain all Licenses and Consents listed on Schedule 3.10;

(e) maintain all insurance listed on Schedule 3.18 in full force and effect;

(f) except as required under a Contract, not increase the compensation or other employment benefits payable to or for the benefit of any associate of Seller;

(g) not amend its Organizational Documents;

(h) not issue or permit the assignment or other transfer or disposition of any membership interest of Seller, or merge or consolidate with any other Person or effect any capital reorganization;

(i) not acquire the business or assets, substantially as a whole, of any other Person, or make any capital expenditure in excess of $5,000; and

(j) consult and cooperate with Buyer with respect to the management and operation of the Business.

5.3 Due Diligence. From and after the date hereof and until the Closing, Seller shall furnish to Buyer such information with respect to the Business and Assets as Buyer may from time to time reasonably request and shall permit Buyer and its authorized representatives access during regular business hours and upon reasonable notice to conduct, at Buyer's sole expense, a physical inventory of the Assets, to examine the books and records of Seller relating to the Business and to make inquiries of responsible Persons designated by Seller with respect thereto; *provided* that any information so disclosed to Buyer shall not constitute an additional representation or warranty of Seller beyond those expressly set forth in Article 3, and *provided further* that all such information shall be subject to Section 5.6.

5.4 Exclusivity. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall negotiate exclusively with Buyer in good faith and shall not, directly or indirectly, through any Affiliate, representative or otherwise, solicit or entertain offers or proposals from, respond to inquiries or provide information to, negotiate with or in any manner encourage, discuss or consider any offer or proposal of any Person other than Buyer relating to the sale of the Assets or the Business. Seller shall promptly notify Buyer of any offers or proposals received relating to the Assets or the Business.

5.5 Public Announcements. From and after the date hereof and until the Closing, neither Buyer nor Seller shall make any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld), unless such announcement is required by Law, in which case the other party shall be given Notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure; *provided* Buyer may make any disclosure required in connection with the Financing.

5.6 Confidentiality. Buyer acknowledges that all information relating to or concerned with the Business and affairs of Seller, including all Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary to Seller and that its confidentiality is essential to the operation of the Business. Accordingly, from and after the date hereof and until the Closing, Buyer shall not use or disclose to any Person any such information, without Seller's prior written consent, except as may be necessary or appropriate in order to effect the transactions contemplated hereby (in which case, any Person to whom any such information is disclosed shall be bound by the provisions of this Section 5.6) or as may be required by Law (in which case, Buyer shall promptly give Notice to

Seller of any demand, subpoena, order or legal process requiring disclosure so that Seller may oppose such disclosure or seek a protective order or other confidential treatment of such information), unless, with respect to disclosure of such information to a third party, Buyer can demonstrate that such information was already known to such Person without any breach or violation of any confidentiality agreement for the benefit of Seller.

5.7 Payment Notice. Seller shall specify the manner of payment of the Closing Purchase Price, and the account or Person to which such payment is to be made, by giving to Buyer at least one (1) business day prior to the Closing Date a written Notice setting forth therein that payment is to be made by wire transfer, the name and number of the payment account(s), and the name, address, telephone number and ABA routing number of the bank(s) or other depository institution(s) at which such account is maintained.

5.8 Closing Debt. On the business day prior to the Closing Date, Seller shall deliver to Buyer a schedule of any and all Closing Debt to be paid by Buyer at the Closing, setting forth thereon the name and address (including telephone number and email) of each creditor of Closing Debt, the nature of the Closing Debt and the amount thereof (as of the Closing Date), the name and number of the account to which payment by wire transfer may be made, and the name, address, telephone number and ABA routing number of the bank or other depository institution at which such account is maintained.

5.9 Lien Search. Prior to the Closing, Seller shall conduct, or cause to be conducted by a nationally-recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a search or survey of Liens, including security interests and other notice filings under the Uniform Commercial Code, Tax Liens and judgment Liens, of record in Illinois upon, against or affecting the Assets. At least two (2) business days prior to the Closing Date, Seller shall deliver the Lien Report to Buyer, together with Forms UCC-3, date-stamped as "filed" with respect to, or other evidence, reasonably acceptable to Buyer, of the release and termination of, any Liens included in the Lien Report (or otherwise known to Seller).

5.10 Audit. Buyer proposes to conduct an audit of Seller's balance sheet at December 31, 2021 and Seller's financial statements for its fiscal years ended December 31, 2020 and December 31, 2021. In addition to complying with the provisions of Sections 5.1 and 5.3, Seller shall assist and cooperate with Buyer, its accountants and advisors, in the course of conducting the audit, including authorizing Seller's accountants and counsel to provide any documentation and to disclose any information reasonably requested for such purpose.

Section 6 Conditions to Closing.

6.1 Buyer's Conditions to Closing. The obligation of Buyer to consummate the purchase of the Assets in accordance herewith shall be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

(a) the representations and warranties made by Seller and Owner herein shall be true in all material respects on and as of the Closing Date;

(b) Seller shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it hereunder;

(c) no Order or Law shall be in effect that prohibits Buyer from consummating the transactions contemplated hereby;

(d) each Consent of, or Notice to, any Governmental Authority or other Person required for the consummation of the purchase of the Assets and for Buyer to conduct the Business, including the Consent of each party other than Seller to the assignment of each Assumed Contract, shall have been obtained or given;

(e) the Assets shall be free and clear of all Liens;

(f) there shall not have been any material adverse change in the Business;

(g) Buyer shall have procured the Financing on terms and conditions satisfactory to Buyer in its sole discretion; and

(h) Seller sand Owner shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by Seller and Owner pursuant to Section 7.2.

6.2 Sellers' Conditions to Closing. The obligation of Seller to consummate the sale of the Assets in accordance herewith shall be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

(a) the representations and warranties made by Buyer herein shall be true in all material respects on and as of the Closing Date;

(b) Buyer shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it hereunder;

(c) no Order or Law shall be in effect which prohibits Seller from consummating the transactions contemplated hereby;

(d) each Consent of, or Notice to, any Governmental Authority required for the consummation of the sale of the Assets shall have been obtained or given; and

(e) Buyer shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by Buyer pursuant to Section 7.3.

Section 7 Closing.

7.1 Place, Date and Manner of Closing. The Closing shall be held remotely by the virtual/electronic exchange of executed Acquisition Documents as soon as practicable, and in any case within five (5) business days, after the conditions to Closing are satisfied (or waived), or at such other place or on such other date, and at such time, as the parties hereto may agree. The

execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

7.2 Sellers' Closing Deliveries. At the Closing, Seller shall:

(a) execute and deliver to Buyer the Bill of Sale;

(b) execute and deliver to Buyer the Assignment and Assumption;

(c) execute and deliver to Buyer each other Acquisition Document to which it is a party;

(d) deliver to Buyer all the Assumed Contracts and, if applicable, the related Consents to assignment;

(e) execute and deliver to Lender the Subordination Agreement and the Purchase Documents Assignment; and

(f) cause Grant Barra to execute and to deliver to Reliance the Employment Agreement.

7.3 Buyer's Closing Deliveries. At the Closing, Buyer shall:

(a) pay the Closing Purchase Price by federal funds wire transfer to the account(s) specified in the Notice given to Buyer pursuant to Section 5.7;

(b) pay off the Closing Debt;

(c) execute and deliver to Seller the Assignment and Assumption;

(d) execute and deliver to Seller any other Acquisition Document to which it is a party; and

(e) cause Reliance to execute and to deliver to Grant Barra the Employment Agreement.

Section 8 Additional Covenants of Seller.

8.1 Certain Contracts. If Buyer so requests, Seller shall use its best efforts to continue any Contract in effect on the Closing Date that is not assumed by Buyer hereunder because any other party thereto declines to Consent to the assignment to, and assumption by, Buyer of such Contract in effect for the benefit of Buyer after the Closing, and, in each such case, Buyer

shall pay on behalf of Seller or reimburse Seller for any expense incurred by Seller in so continuing such Contract.

8.2 Continued Associates. Buyer shall engage each of the associates of Seller listed on Schedule 8.2 after the Closing in the position set forth opposite his or her name thereon, unless such associate declines such engagement or is dismissed for cause. Buyer shall pay each such associate compensation and provide benefits comparable to those that Seller shall pay or provide on the Closing Date. All obligations and liabilities of Seller with respect to the continued associates, other than those that may be satisfied or discharged by Buyer pursuant to this Section 8.2, shall continue solely as obligations and liabilities of Seller.

8.3 No Competition. During the five (5) year period after the Closing Date (ending on the fifth anniversary of the Closing Date), Seller and Owner shall not, and shall not permit any Affiliate of Seller or Owner, directly or indirectly, to engage in the Business, or serve as a partner, member, manager, director, officer or employee, agent or associate of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with, any Person that engages in the Business in or from the United States of America, or authorize the use of its or his name in connection therewith. The foregoing provisions notwithstanding, Seller and Owner and any Affiliate of Seller or Owner may invest its funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and their aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding.

8.4 No Diversion. During the period of five (5) years after the Closing Date (ending on the fifth anniversary of the Closing Date), neither Seller nor Owner shall directly or indirectly for itself or on behalf of any other Person (a) recruit or solicit the services of, or employ or engage, any Person who at the time shall have been within the preceding 12-month period an employee, agent or associate of, or consultant to, Seller or Buyer or to whom Seller or Buyer shall have made an offer of employment or engagement or with whom Seller or Buyer shall have been actively engaged in discussions regarding employment or engagement within the preceding 12-month period; or (b) contact any supplier, service provider, client or customer of Seller or Buyer or take any other action for the purpose of soliciting or diverting any supplier, service provider, client or customer from Buyer or interfering with Buyer's dealings with such supplier, service provider, client or customer.

8.5 No Disparagement. Neither Seller nor Owner shall, at any time after the date hereof, directly or indirectly disparage or demean, or make, encourage, support or concur in any statement (written or oral) which disparages or demeans in any manner, whether for a commercial purpose or otherwise, Seller or Buyer or any shareholder, member, director, manager, officer, employee, agent or associate of either of them. Buyer shall not, at any time after the date hereof, directly or indirectly disparage or demean, or make, encourage, support or concur in any statement (written or oral) which disparages or demeans in any manner, whether for a commercial purpose or otherwise, Seller or any shareholder, member, director, manager, officer, employee, agent or associate thereof. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any Person from (a) providing truthful testimony in any Proceeding or (b) engaging in

protected communications in connection with, truthfully reporting information to, or participating in any audit, investigation or other Proceeding conducted by or before, any Governmental Authority.

8.6 Confidentiality. From and after the Closing Date, Seller and Owner shall keep absolutely confidential all information relating to or concerned with the Business and the Assets, including all Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters. Seller and Owner acknowledge that the confidentiality of all such information is absolutely essential to the operation of the Business. Seller and Owner shall not, at any time after the date hereof, use or disclose to any Person, or cause or permit any Affiliate thereof, at any time after the date hereof, to use or to disclose to any Person, any such information, without Buyer's prior written consent, except as may be required by Law or an Order (in which case Seller, if permitted by Law or such Order, shall promptly give notice to Buyer of such required disclosure so that Buyer may oppose such disclosure or seek a protective order or other confidential treatment of such information), unless, with respect to disclosure of such information to a third party, Seller or Owner can demonstrate that such information was already known to such Person without any breach or violation of any confidentiality agreement for the benefit of Buyer or an Affiliate thereof.

8.7 Acknowledgment. Seller and Owner acknowledge that the provisions of Section 8.3, 8.4, 8.5 and 8.6, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of Buyer and the Business; that Seller's and Owner's agreement to, and assumption of, their respective obligations under these Sections are an essential inducement to and condition for Buyer's entering into this Agreement; that, although potentially limiting their employment, investment and other business opportunities during the applicable period after the Closing Date, the restrictions in this Section shall not, or are not expected to, prevent or materially interfere with Seller's or Owner's securing future employment or participating or engaging in investment or other business activity; and that, to the extent the provisions of this Section may limit or adversely affect the prospects of Seller's or Owner's future employment, investment or other business activity, Seller and Owner have determined that the benefits provided to Seller and Owner pursuant to this Agreement decisively outweigh any potential negative effect of the restrictions in these Sections.

8.8 Name Change. Within two business days after the Closing Date, Seller shall file an amendment to its Articles of Organization to change its name to "Barra Holdings LLC" and shall promptly advise Buyer of the filing thereof and, as soon as practicable thereafter, deliver to Buyer a copy of such amendment as so filed, certified by the Secretary of State of Illinois.

8.9 Tail Insurance. Seller shall procure and maintain an E&O insurance policy and general liability insurance on substantially the same terms and conditions as are in effect on the date hereof; provided that Seller may cancel such insurance only if it procures extended reporting coverage for the period ending no earlier than the third anniversary of the Closing Date.

8.10 Further Assurances. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably

necessary or proper to consummate and to perfect the transactions contemplated hereby. In particular, Seller and Owner shall, if and as requested by Buyer, give appropriate Notice, or join in any Notice given by Buyer, to any customers, insurance companies and other third parties to notify them of the Acquisition or the assumption and continuation of the Business by Buyer.

Section 9 Termination.

9.1 Basis of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual agreement of Buyer and Seller;

(b) by either party (if such party is not in breach of or default under this Agreement) giving Notice to such effect to the other party if the Closing shall not have occurred on or before March 31, 2022, or such later date as the parties shall have agreed upon prior to the giving of such Notice; or

(c) by either party in the event of a material breach by or default of the other party hereto.

9.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, all obligations of the parties shall terminate except those under Sections 5.4 and 5.5, and Article 11; *provided* that no such termination shall relieve either party of any liability to any other party by reason of any breach of or default under this Agreement.

Section 10 Indemnification.

10.1 Indemnification by Seller and Owner. Seller and Owner, jointly and severally, shall indemnify Buyer and its Affiliates and each shareholder, director, officer, member, manager, partner, employee, agent or associate of any of them against, and hold each of them harmless from, any loss, liability, obligation, damage or expense, including reasonable attorneys' fees and disbursements ("Loss") which any of them may suffer or incur on account of, or incidental to, any claim or any Proceeding against any of them based upon or resulting from:

(a) any obligation or liability, other than an Assumed Liability, arising from or based upon any event occurring prior to the Closing or any act or failure to act by Seller or Owner in connection with the Business; or

(b) the failure of any representation or warranty made by Seller or Owner to be true in all material respects on the date hereof and on the Closing Date; or

(c) Seller's or Owner's failure, in all material respects, to perform or to comply with any covenant or condition required of Seller or Owner to be performed or complied with hereunder.

10.2 Indemnification by Buyer. Buyer shall indemnify Seller and its Affiliates and each shareholder, director, officer, member (including Owner), manager, partner, employee, agent or associate of any of them against, and hold each of them harmless from, any Loss which any of them may suffer or incur on account of, or incidental to, any claim or any Proceeding against any of them based upon or resulting from:

(a) any obligation or liability arising from or based upon any event occurring after the Closing or any act or failure to act by Buyer in connection with the Business (unless such Loss is a result of any act or failure to act by Seller or Owner prior to the Closing); or

(b) the failure of any representation or warranty made by Buyer to be true in all material respects on the date hereof and on the Closing Date; or

(c) Buyer's failure, in all material respects, to perform or to comply with any covenant or condition required of Buyer to be performed or complied with hereunder.

10.3 Procedures for Indemnification. Promptly after Notice to an indemnified party of any claim or the commencement of any Proceeding by a third party involving any Loss referred to in Section 10.1 or 10.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party, give written Notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; *provided* that the failure of any indemnified party to give such Notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such Notice. In case any such Proceeding is brought against an indemnified party, and provided that proper Notice is duly given, the indemnifying party shall assume the defense thereof insofar as such Proceeding involves any Loss in respect of which indemnification may be sought hereunder, with counsel reasonably satisfactory to such indemnified party, and, after Notice from the indemnifying party to such indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the latter as a result of the settlement or compromise thereof (without the written consent of the indemnifying party), except that, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after Notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses, including reasonable attorneys' fees and disbursements incurred by the indemnified party in such defense; *provided, however,* that the indemnifying party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such indemnified party in

connection with any Proceeding or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances. If the indemnifying party shall assume the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper Notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover the entire cost and expense thereof, including reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof, from the indemnifying party. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or Loss is actually suffered or incurred.

10.4 Limits on Indemnification. Any other provision hereof notwithstanding, no party hereto shall be required to indemnify any Person unless and until the aggregate amount of Loss as to which indemnification would be required from such party (but for the provisions of this Section 10.4) exceeds $10,000, and thereafter such party shall be required, in the manner and to the extent otherwise provided in this Section, to indemnify any Person and to pay all amounts required to be paid by such party in respect to the entire Loss suffered or incurred by such Person; *provided* that the aggregate amount required to be paid pursuant to Section 10.1 or 10.2, respectively, shall not exceed the Purchase Price.

10.5 Determination of Amount of Loss. The following provisions shall apply to the determination of any Loss on account of which a party seeks indemnification hereunder:

(a) The amount of any Loss shall be calculated after giving effect to any payments actually received on account of such Loss under any insurance policy or contract, or any other agreement providing for indemnification, reimbursement or contribution on account of such Loss, and the indemnified party shall use its reasonable commercial efforts to recover all such amounts payable from an insurer or other third party under any such insurance policy or contract or other agreement prior to seeking indemnification hereunder.

(b) If the amount to be netted hereunder from any indemnification payment required hereunder is actually received after payment by an indemnifying party to an indemnified party of any amount otherwise required to be paid as indemnification pursuant hereto, the indemnified party shall repay, promptly after such receipt, any amount that the indemnifying party would not have had to pay pursuant hereto had such amount been received before or at the time of such payment.

(c) Any indemnification hereunder shall be determined with respect to any Loss without duplication on account of multiple acts or omissions, events or circumstances causing or resulting in such Loss or because such Loss may be asserted under more than one representation, warranty, obligation or covenant, as applicable.

(d) Each indemnified party shall use its reasonable commercial efforts to mitigate any indemnifiable Loss. In the event that it fails so to mitigate an indemnifiable Loss, the indemnifying party shall have no liability for any portion of such Loss that it can demonstrate would reasonably have been avoided had the indemnified party made such efforts.

(e) Upon making any payment to an indemnified party for any indemnification claim pursuant to this Section 10, the indemnifying party shall be subrogated, to the extent of such payment, to any rights which the indemnified party may have against any third parties with respect to the subject matter underlying such indemnification claim and the indemnified party shall assign any such rights to the indemnifying party.

10.6 Cooperation of Indemnified Party. In connection with any claim for indemnification pursuant to this Section 10, subject to an appropriate confidentiality agreement:

(a) The indemnified party shall allow the indemnifying party and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.

(b) The indemnified party shall disclose to the indemnifying party all information of which it is aware relating to the claim reasonably requested by the indemnifying party and shall, and shall cause its Affiliates and all of their respective representatives to, provide such information and assistance as the indemnifying party or its financial, accounting or legal advisers may reasonably request, including:

(i) access to premises and personnel at reasonable times and upon reasonable prior notice (including any employee, agent or associate with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the indemnifying party); and

(ii) the right to examine and copy or take excerpts from any relevant assets, accounts, correspondence, documents and records.

10.7 Accounting for Indemnification. All payments made (or deemed to be made in accordance with this Agreement) by any indemnifying party to an indemnified party with respect to any claim pursuant to Section 10.1 or Section 10.2 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.

10.8 Intended Beneficiaries. Each Person entitled to seek indemnification with respect to a Loss pursuant to this Section 10 is intended to be an express third party beneficiary of

this Agreement with respect to such indemnification (and only with respect to such indemnification) and may, in its own name and on its own behalf, assert a claim or demand for indemnification and pursue and enjoy all the rights and remedies, subject to the applicable limitations and conditions, in this Section provided.

Section 11 Miscellaneous.

11.1 Survival of Representations and Warranties. The representations and warranties of each party herein shall survive the Closing, notwithstanding any investigation or inquiry made by the other party.

11.2 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association between the parties hereto, or to authorize or to empower any party hereto to obligate or otherwise to act on behalf of any other party hereto.

11.3 Fees and Expenses. Each party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement and the transactions provided for herein.

11.4 Notices. Any Notice required or permitted to be given hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telecopy, email or similar electronic means; *provided* that receipt is confirmed or a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Buyer at:	Reliance Global Group, Inc. 300 Boulevard of the Americas, Suite 105 Lakewood, New Jersey 08701 Attn: Ezra Beyman, CEO Email: eb@reliancegh.com
with a copy to:	McGrail & Bensinger LLP 888-C 8th Avenue, #107 New York, New York 10019 Attn: Menachem M. Bensinger, Esq. Email: mbensinger@mcgrailbensinger.com
to the Company at:	Barra & Associates, LLC 1509 Algonquin Drive Schaumburg, Illinois 60193 Attn: Grant Barra Email: gbarra@gmail.com
with a copy to:	Gary J. Fernandez, Esq. 480 East Roosevelt Road, Suite 203

West Chicago, Illinois 60185
Email: gjf310@yahoo.com

to Owner at: Grant Barra
1509 Algonquin Drive
Schaumburg, Illinois 60193
Email: gbarra@gmail.com

or such other address as either party hereto may at any time, or from time to time, direct by Notice given to the other party in accordance with this Section. The date of giving of any such Notice shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such Notice is sent; and, in the case of clause (b), the business day next following the date such Notice is sent.

11.5 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

11.6 Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

11.7 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of Illinois (as to substantive and procedural matters) without regard to principles of choice of law or conflict of laws.

11.8 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the circuit courts of the State of Illinois and the United States District Court for the Northern District of Illinois in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in Cook County, Illinois, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such Proceeding may, if permitted by Law and local court rules, be effected in the manner provided by clause (a) (ii) of Section 11.4.

11.9 Remedies.

(a) If any party hereto (the claimant) asserts any claim against any other party hereto relating to this Agreement, it shall deliver written notice to the other party setting forth therein in reasonable detail the claim, including when the claim arose, and the remedy or relief sought, accompanied by any documentation or other evidence to support such claim. The other party shall respond by written notice to the claimant within ten (10) days after receipt of the claimant's notice either conceding the claim in whole or in part or, unless the entire claim is conceded, setting forth therein in reasonable detail its defense or other basis

for denial of the claim or part thereof, any objection to the relief or remedy sought, and any counterclaim, accompanied by any documentation or other evidence to support its response. Likewise, in the event of any dispute or controversy between any parties hereto relating to any action to be taken, the interpretation or application of any provision of, or any matter subject to, this Agreement, each party shall prepare and deliver to the other party a written notice setting forth therein in reasonable detail the subject matter of the dispute or controversy, its position and proposed resolution of the dispute or controversy, and presenting any documentation or other evidence to support its position and proposed resolution. In any such case, the parties shall endeavor to resolve the claim, dispute or controversy through good faith negotiations. If the parties involved agree, they may engage a mutually acceptable independent third party to mediate the claim, dispute or controversy. If the parties fail to resolve the claim, dispute or controversy within twenty (20) days (or such longer period to which the parties involved may agree) after the receipt of the initial written notice of the claim, dispute or controversy, then, except as otherwise provided in Section 11.9(b), such claim, dispute or controversy shall be referred to and settled by binding arbitration administered by the American Arbitration Association in Chicago, Illinois in accordance with its Streamlined Arbitration Rules, and the arbitral award rendered by the arbitrators may be entered for judgment or execution in any court having jurisdiction thereof.. Unless the arbitration award provides otherwise, each party to the arbitration shall pay its own attorneys' fees and costs and bear an equal share of the fees and charges of the arbitration panel.

(b) Each party hereto shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. Notwithstanding the provisions of Section 11.9(a), any party hereto may seek emergency or provisional relief in the event that any actual or prospective breach or default by a party hereto may result in imminent or irreparable Loss.

(c) Subject to Section 11.9(a), all remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity; *provided, however,* that the indemnification provisions of Article 10 shall be the sole and exclusive remedy with respect to third-party claims for monetary damages.

11.10 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

11.11 Counterparts. This Agreement may be executed in counterparts and by facsimile or digital signature (including delivery by email with .PDF attachment), each of which shall be deemed an original and which together shall constitute one and the same agreement.

11.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is not intended, and shall not be deemed, to create or to confer any right or interest for the benefit of any Person not a party hereto, except as provided in Section 10.8, and except that Lender is intended to be an express third party beneficiary of this Agreement for the purpose (and only for the purpose) of enforcing its rights and remedies in connection with any loan or other financing made by it to Buyer or an Affiliate thereof.

11.13 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned or delegated by Buyer without the consent of Seller, nor by Seller or Owner without the prior written consent of Buyer, and any purported assignment without such consent shall be void and without effect; *provided* that, without the consent of any other party hereto, Buyer may assign and delegate this Agreement and its rights, interests and obligations hereunder (a) at any time prior to the Closing, to an Affiliate of Buyer and (b) at any time, to any lender or financing source as a collateral assignment to secure an obligation of Buyer to or for the benefit of such lender or financing source.

11.14 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

11.15 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense. Unless the context clearly requires otherwise, the term "including" always connotes "including without limitation;" and "or" is never exclusive. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof. In the computation of periods of time from a specified date to a later specified date, the term "from" means "from and including," the terms "to" and "until" each mean "to but excluding" and the term "through" means "to and including."

11.16 No Presumption as to Interpretation. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

11.17 Incorporation by Reference. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

11.18 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

[*remainder of page intentionally blank--signature page follows*]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date set forth in the Preamble hereto.

BUYER:

RELI EXCHANGE, LLC

By: ______________________________
Name: Ezra Beyman
Title: Manager

SELLER:

BARRA & ASSOCIATES, LLC

By: ______________________________
Name: Grant Barra
Title: Member, Managing Partner & CEO

OWNER:

____
Grant Barra

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date set forth in the Preamble hereto.

BUYER:

RELI EXCHANGE, LLC

By: ____________________________
Name: Ezra Beyman
Title: Manager

SELLER:

BARRA & ASSOCIATES, LLC

By: ____________________________
Name: Grant Barra
Title: Member, Managing Partner & CEO

OWNER:

____
Grant Barra

INDEX TO EXHIBITS AND SCHEDULES

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Barra & Associates, LLC, an Illinois limited liability company ("Seller"), does hereby sell, assign, transfer, convey and deliver to Reli Exchange, LLC, a Illinois limited liability company ("Buyer"), pursuant to and in accordance with the Asset Purchase Agreement dated as of April 26, 2022 among Buyer, Seller and Grant Barra (the "Agreement"), the Assumed Contracts (as defined in the Agreement) set forth on Annex 1 hereto, and all Trade Rights (as defined in the Agreement), and Buyer does hereby assume the Assumed Liabilities and covenant to perform and to discharge all the agreements and obligations of Seller thereunder, all subject to the terms and conditions of, and as more fully provided in, the Agreement.

IN WITNESS WHEREOF, the undersigned have hereby duly executed this Assignment and Assumption as of this ____ day of ______________, 2022.

SELLER:

BARRA & ASSOCIATES, LLC

By: ______________________________
Name: Grant Barra
Title: Member, Managing Partner & CEO

BUYER:

RELI EXCHANGE, LLC

By: ______________________________
Name: Ezra Beyman
Title: Manager

ANNEX I

ASSUMED CONTRACTS

EXHIBIT B

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Barra & Associates, LLC, an Illinois limited liability company ("Seller"), does hereby sell, assign, convey, transfer and deliver to Reli Exchange, LLC, an Illinois limited liability company ("Buyer"), pursuant to and in accordance with the Asset Purchase Agreement dated as of April 26, 2022 among Buyer, Seller and Grant Barra (the "Agreement"), the Assets (as defined in the Agreement) TO HAVE AND TO HOLD the said Assets forever, hereby investing in Buyer good and marketable title to the same, free and clear of all Liens (as defined in the Agreement), other than those set forth on Schedule 3.8 to the Agreement, and subject only to the Assumed Liabilities (as defined in the Agreement) to the extent applicable thereto; and further, Seller warrants and covenants that Seller is the lawful owner of the Assets with full right and power to sell, assign, convey, transfer and deliver the same to Buyer and that Seller will defend title to the Assets against claims of any kind or nature whatsoever, all subject to the terms and conditions of, and as more fully provided in, the Agreement.

IN WITNESS WHEREOF, the undersigned has hereby duly executed this Bill of Sale as of this __ day of ____________, 2022.

BARRA & ASSOCIATES, LLC

By: ____________________________

Name: Grant Barra
Title: Member, Managing Partner & CEO

EXHIBIT C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of ____________ __, 2022 by and between Reliance Global Group, Inc., a Florida corporation (the "Company"), and Grant Barra ("Executive")

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. Offices and Duties. The Company hereby employs Executive to serve as the Company's Senior Vice President and to perform such executive and supervisory duties on behalf of the Company as the Company's board of directors or Chief Executive Officer may from time to time direct. The Company's board of directors may elect or appoint Executive to serve in such offices of the Company or a subsidiary or other Affiliate of the Company as the Company's board of directors from time to time may deem necessary, proper or advisable. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote all of his business time and attention to the business and affairs of the Company. Executive shall at all times be subject to the direction and control of the Company's board of directors and Chief Executive Officer, and observe and comply with such rules, regulations, policies and practices as they may from time to time establish.

2. Term. Except as otherwise provided herein, the employment of Executive hereunder shall commence on the date hereof and continue for a term of three (3) years (the "Term").

3. Compensation. As full compensation for his services hereunder during the Term hereof, the Company shall:

(a) pay to Executive a base salary at a rate of $200,000.00 per annum; and

(b) issue and deliver to Executive 5,000 shares of its common stock within 60 days of each fiscal quarter end (prorated for any partial period).

In addition to such base salary and equity compensation, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, hospitalization, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice that may be in effect from time to time during the period of his employment hereunder. Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

However, during the period of Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary or other Affiliate thereof) to which he is elected or appointed, except that, throughout any period or periods during which he shall serve as a director of the Company (or a director of such subsidiary or other Affiliate), Executive shall be entitled to management or directors' fees in accordance with the policies and practices of the Company (or such subsidiary or other Affiliate) then in effect.

4. Expenses. The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses in any calendar month reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, including mileage and other travel and accommodation expenses, upon approval by the Company and the submission to the Company of appropriate receipts or vouchers in accordance with its then customary policies and practices.

5. Location. Except for routine travel and temporary accommodation reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the business office of Barra & Associates, LLC, which office shall be located at all times during the period of his employment hereunder at its location on the date hereof, or, if relocated, at a location within a distance of 50 miles from its location on the date hereof, at his residence address set forth in Section 16 below, or at such other office or site to which Executive may consent.

6. Vacation. Executive shall be entitled to three (3) weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company.

7. Disability. In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity for an aggregate of 90 days in any consecutive 12-month period, the Company shall have the right to terminate Executive's employment hereunder within 60 days after the 90th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate and the Company shall, from and after the date of such termination, have no further obligation or liability to Executive hereunder, except for amounts due Executive in respect of periods ending on or prior to the date of termination set forth in such notice.

8. Key-Man Insurance. The Company may, at its option, purchase a life and/or disability insurance policy on Executive for the benefit of the Company. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

9. Confidentiality.

(a) In the course of his employment hereunder, Executive shall acquire Confidential Information. Executive acknowledges that the Confidential Information is a valuable asset of the Company and its Affiliates, and that maintaining and protecting the confidentiality of the Confidential Information is essential to the operation of the Company and its Affiliates and their ability to compete effectively in their respective markets. Accordingly, Executive agrees with the Company and assumes the covenants and obligations as hereinafter set forth.

(b) Executive shall not, at any time hereafter, disclose Confidential Information to any Person or use or exploit Confidential Information for any purpose other than for the benefit of the Company or an Affiliate thereof in the regular course of his employment and within the scope of his authority and responsibility (a) without the prior written authorization or consent of the Company, (b) unless such Confidential Information is already known by the Person to whom disclosure is made prior to the time of disclosure by Executive, or (c) if, and to the extent, disclosure is required by applicable law, *subpoena* or other compulsory legal process, or an order of a court or governmental agency, commission or other authority, provided that, in such case, if permitted by law, such legal process or order, Executive shall promptly notify the Company of such required disclosure so that the Company may oppose such disclosure or seek a protective order or other confidential treatment of such Confidential Information.

(c) Executive shall exercise reasonable diligence and care to avoid disclosure of Confidential Information, except as permitted hereby, and to preserve and to protect the confidentiality thereof, including appropriate physical (e.g., locking file drawers and cabinets) and digital (e.g., passcode protected access) processes and procedures. Upon termination of his employment, Executive shall, as directed by the Company, return or delete and/or destroy (and certify such deletion and/or destruction to the Company) any Confidential Information in whatever form then in Executive's possession or control.

10. Intellectual Property. Any idea, invention, design, process, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive, alone or with others, during the term of his employment hereunder and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company. Executive shall disclose the same promptly and completely to the Company and shall, during the term of his employment hereunder or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain and protect the Company's right, title and interest therein and thereto.

11. No Competition. During the period of his employment hereunder and for a further period of two (2) years thereafter, Executive shall not directly or indirectly (a) own, control, manage, operate, participate or invest in, or otherwise be connected with, in any manner, any business activity, venture or enterprise which is engaged in any business in the United States in which the Company (or any subsidiary or other Affiliate thereof) is currently engaged or is engaged at the time of termination of Executive's employment hereunder, or (b) for himself or on behalf of any other Person, employ or engage any Person who at the time shall have been within the preceding 12-month period an employee of the Company (or such subsidiary or other Affiliate) or contact any customer or employee of the Company (or such subsidiary or other Affiliate) for the purpose of soliciting or diverting any customer or employee from the Company (or such subsidiary or other Affiliate). The foregoing provisions notwithstanding, Executive may invest his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive's holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such

issuer outstanding. Executive acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company; that Executive's agreement to, and assumption of, his obligations under this Section are an essential inducement to and condition for the Company's entering into this Agreement; that, although potentially limiting his employment opportunities after his employment hereunder terminates, the restrictions in this Section will not, or are not expected to, prevent or materially interfere with Executive's securing future employment; and that, to the extent the provisions of this Section may limit or adversely affect the prospects for Executive's future employment, Executive has determined that the opportunities presented and benefits provided to him upon and in the course of his employment subject to this Agreement decisively outweigh any potential negative effect on his prospects for future employment by reason of the restrictions in this Section.

12. Termination for Cause. In addition to any other rights or remedies provided by law or elsewhere in this Agreement, the Company may dismiss Executive and terminate Executive's employment under this Agreement For Cause by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth in such notice (unless the Company reasonably determines that there is a continuing detriment, or a substantial risk of detriment, to the Company from the acts or circumstances that are the basis for termination, in which case, termination of employment may be made effective immediately upon notice), and the Company shall, from and after such date, have no further obligation or liability to Executive hereunder, except for amounts due Executive in respect of periods ending on or prior to such date of termination; provided, however, that Executive may avoid termination pursuant to such notice if Executive shall, prior to the date of termination set forth in the notice, cure or resolve to the reasonable satisfaction of the Company's board of directors the factual basis for termination set forth in the notice.

13. Termination for Good Reason. In addition to any other rights or remedies provided by law or elsewhere in this Agreement, Executive may resign and terminate his employment under this Agreement For good Reason by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 60 days prior to the date of termination set forth in such notice, and the Company shall, from and after such date, have no further obligation or liability to Executive hereunder, except for amounts due Executive in respect of periods ending on or prior to such date of termination; provided, however, that the Company may avoid termination pursuant to such notice if it shall, prior to the date of termination set forth in the notice, cure or resolve to the reasonable satisfaction of Executive the factual basis for termination set forth in the notice.

14. Severance. If the Company dismisses Executive other than For Cause or if Executive resigns For Good Reason, within 30 days after the date of termination of the employment of Executive hereunder, the Executive shall be entitled to receive a severance payment in an amount equal to his base salary over the period of six (6) calendar months ending prior to or on the date of termination. For the avoidance of doubt, Employee shall not be entitled to any severance payment upon termination of his employment hereunder at the end of the Term, if the Company dismisses Executive For Cause, if Executive resigns voluntarily (i.e., other than For Good Reason), pursuant to Section 7 or upon his death.

15. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or to empower any party hereto to obligate or otherwise to act on behalf of, any other party hereto.

16. Notices. Any notice required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telecopy, email or similar electronic means, provided that receipt is confirmed or a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to the Company at:	Reliance Global Group, Inc. 300 Boulevard of the Americas, Suite 105 Lakewood, New Jersey 08701 Attn: Ezra Beyman, CEO email: eb@reliancegh.com
with a copy to:	McGrail & Bensinger LLP 888-C 8th Avenue, #107 New York, New York 10019 Attn: Menachem M. Bensinger, Esq. email: mbensinger@mcgrailbensinger.com
to Executive at:	1509 Algonquin Drive Schaumburg IL 60193 Email: gbarra@gmail.com
with a copy to:	Gary J. Fernandez, Esq. 480 East Roosevelt Road, Suite 203 West Chicago, Illinois 60185 Email: gjf310@yahoo.com

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other parties in accordance with this Section. The date of giving or making of any such notice shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five (5) business days after such notice is sent; and, in the case of clause (b), the business day next following the date such notice is sent.

17. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

18. Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver

or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

19. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York (as to substantive and procedural matters) without regard to principles of choice of law or conflict of laws.

20. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may, if permitted by applicable law and local court rules, be effected in the manner provided by clause (a) (ii) of Section 16.

21. Remedies. Any claim, dispute or controversy arising out of or relating to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes, and the arbitral award rendered by the arbitrators may be entered for judgment or execution in any court having jurisdiction thereof. The foregoing notwithstanding, in the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

22. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

23. Counterparts. This Agreement may be executed in counterparts and by facsimile or digital signature, each of which shall be deemed an original and which together shall constitute one and the same agreement. Executed counterparts or signature pages may be delivered by telecopy or digitally in pdf or other reproducible digital format

24. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company's business substantially as an entirety.

25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement

is not intended, and shall not be deemed, to create or to confer any right or interest for the benefit of any Person not a party hereto.

26. Titles and Captions. The titles and captions of the Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

27. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense. Unless the context clearly requires otherwise, the term "including" always connotes "including without limitation;" and "or" is never exclusive. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof. In the computation of periods of time from a specified date to a later specified date, the term "from" means "from and including," the terms "to" and "until" each mean "to but excluding" and the term "through" means "to and including."

28. No Presumptions as to Interpretation. Each party hereto acknowledges that it has participated with the advice of counsel in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

29. Certain Definitions. As used herein:

(a) "Affiliate" of any Person is another Person directly or indirectly controlling, controlled by, or under common control with, such Person (and, for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise).

(b) "Confidential Information" means proprietary or confidential information, including without limitation trade secrets, technology, know-how, inventions, processes, designs and other data, relating to or concerning the business and affairs of the Company or any Affiliate thereof, including products and services, business strategy and planning, agents, customers, financing sources and other business partners, marketing and sales, personnel and finance and tax matters. For this purpose, information is not "proprietary or confidential" if it is in the public domain (that is, if such information is known by, or reasonably available to, or accessible by, the general public without any violation of law or the rights of the Company or an Affiliate thereof), other than through disclosure by a Person in violation of any non-disclosure obligation of such Person to, or for the benefit of, the Company or an Affiliate thereof.

(c) "For Cause" means (i) Executive's conviction of , or entry of a guilty plea or plea of nolo contendere to, or confession of a felony crime, (ii) fraud or defalcation against the Company (or a subsidiary or other Affiliate thereof), (iii) any violation of the Company's rules, regulations, policies or practices, including with respect to employee relations, use or consumption of alcoholic beverages or controlled substances, and use of public media, (iv) recurrent or persistent absence or delinquency, or (v) willful malfeasance or gross negligence in the performance of his duties hereunder.

(d) "For Good Reason" means (i) a material breach of this Agreement by the Company, (ii) a material adverse change to the conditions of employment, or (iii) a material change in the nature of its business.

(e) "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

30. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

RELIANCE GLOBAL GROUP, INC.

By: ______________________________
Name: Ezra Beyman
Title: Chief Executive Officer

EXECUTIVE:

____
Grant Barra

Schedule 1.21 Contracts

(1) Lease agreement between MR 1051 LLC and Barra & Associates LLC dated October 25th 2019.
(2) DialogTech cloud-based phone agreement.
(3) Indeed account.
(4) Google Workspace agreement.
(5) EzLynx Agreement.
(6) Aspire Answering Service, Inc.
(7) Mojo Dialing Solutions.
(8) Comcast Business agreement.
(9) Docusign Account.

Schedule 3.1 Foreign Qualifications

(1) Illinois
(2) Indiana
(3) Iowa

Schedule 3.4 Seller's Consents and Notices

(1) Carrier contracts.
(2) Lease agreement between MR 1051 LLC and Barra & Associates LLC dated October 25th 2019.

Schedule 3.5 Seller's Proceedings

Schedule 3.8 Assets

Software:

(1) EzLynx
(2) Google Workspace

Domain Names:

(1) www.ifsbrokerage.com
(2) www.barraagancyowner.com

Social Media:

(1) Company LinkedIn Page
(2) Company Facebook Page
(3) Company Twitter Account

Fixtures Furniture and Equipment

(1) Refrigerator
(2) Eleven small cubicles
(3) Four large cubicles
(4) One reception desk
(5) Once conference table
(6) Four private office desks

Schedule 3.10 Licenses and Consents

(1) Illinois Agency License, Insurance
(2) Indiana Agency License, Insurance
(3) Iowa Agency License, Insurance

Schedule 3.11 Trade Rights

(1) Trade rights are listed in 3.8

Schedule 3.17 Key Associates and Affiliates

First Name	Last Name	Payment
Adam	Summers	Commission Based
Amy	Jones	Commission Based
Andrew	Keller	Commission Based
Aneta	Kowalski	Commission Based
Ankita	Patel	Commission Based
Anna	Blaszak	LOA to Eddie Larson
Bharat	Kothari	Commission Based
Bill	Konkol	Commission Based
Brandon	Johnson	Asset and Uderwriting Manager
Brandon	Sartori	Commission Based
Brian	Merlo	Commission Based
Cadence	Garrison	Commission Based
Carena	Mette	Commission Based
Carmen	Manzella	Commission Based
Celina	Romero	Commission Based
Christopher	Bowen	Commission Based
Corey	Saltsider	LOA to Diego Cohen
Craig	Lynch	Commission Based
Dalila	Santiago	Commission Based
Daniel	Lucas	Commission Based
David	Geddes	Commission Based
David	Andrews	Commission Based
David	Santana	Commission Based + Override
Diane	Siemon	Commission Based
Diego	Cohen	Commission Based + Override
Eddie	Larson	Commission Based + Override
Edward	Marsh	Commission Based
Elijah	Beal	LOA to Eddie Larson
Elizabeth	Rojo	Commission Based
Emily	Vacek	Commission Based
Eric	Mohl	Commission Based
Evelyn	Jimenez	Commission Based
Gavin	Lamie	Commission Based
George	Young	Commission Based
Gina	Santana	LOA to David Santana
Guy	Ross	Asset and Service Operations Manager
Hongyan	Wu	Commission Based
Jacob	Gaugh	Commission Based
James	Strong	Commission Based
Jay	Kim	Commission Based + Override
Jeffrey	Mulder	Commission Based
Joanna	Czapla	Commission Based

Jocelyn	Herrera	Commission Based
John	Lamorgese	Commission Based
Katy	Pinkus	LOA to Eddie Larson
Martin	Giordano III	Commission Based
Melissa	Freeman	LOA to Eddie Larson
Michael	Dobek	Commission Based + Override
Napapon	Jongkraijak	Commission Based
Nedda	Rivera-Almazan	LOA to Eddie Larson
Nicholas	Perrone	Commission Based
Onuma	Chansed	Commission Based
Paula	Mearieweather	Commission Based
Quintin	Goostree	Commission Based
Rachel	Mulford	Commission Based + Override
Robert	Hynes	Commission Based
Rony	Morales	Commission Based
Roxann	Griffin	LOA to Eddie Larson
Sade	Box	Commission Based
Shagun	Anand	Commission Based
Sharecia	Crawford	Commission Based
Shawn	Gleason	Commission Based
Stephanie	King	Commission Based
Stephanie	Robinson	Commission Based
Steven	Petersen	Commission Based
Sunil	Bhawnani	Commission Based + Override
Timierra	Jones	Commission Based
Tina	Wheaton	Commission Based
Tong	Zhou	Commission Based
Tristin	Grayson	Commission Based
Tyson	Wyman	Commission Based
Vincent	Clemons	Commission Based
William	Babb	Commission Based

Schedule 3.18 Insurance

(1) Business Owners policy between Barra & Associates and Travelers Insurance Company, policy number 680-1F520191-21-41.
(2) Errors and Omissions policy between Barra & Associates and HISCOX, policy number UDC-4535034-EO-21.

Schedule 8.2 Continued Associates

First Name	Last Name	Position
Adam	Summers	Agency Partner
Amy	Jones	Agent
Andrew	Keller	Agent
Aneta	Kowalski	Agent
Ankita	Patel	Agency Partner
Anna	Blaszak	LOA to Eddie Larson
Bharat	Kothari	Agent
Bill	Konkol	Agent
Brandon	Johnson	Asset and Uderwriting Manager
Brandon	Sartori	Agent
Brian	Merlo	Agent
Cadence	Garrison	Agent
Carena	Mette	Agent
Carmen	Manzella	Agent
Celina	Romero	Agent
Christopher	Bowen	Agent
Corey	Saltsider	Agency Partner
Craig	Lynch	Agent
Dalila	Santiago	Agent
Daniel	Lucas	Agent
David	Geddes	Agent
David	Andrews	Agent
David	Santana	Agency Partner
Diane	Siemon	Agency Partner
Diego	Cohen	Agency Partner
Eddie	Larson	Agency Partner
Edward	Marsh	Agent
Elijah	Beal	LOA to Eddie Larson
Elizabeth	Rojo	Agent
Emily	Vacek	Agent
Eric	Mohl	Agent
Evelyn	Jimenez	Agent
Gavin	Lamie	Agent
George	Young	Agent
Gina	Santana	LOA to David Santana
Guy	Ross	Asset and Service Operations Manager
Hongyan	Wu	Agent
Jacob	Gaugh	Agent
James	Strong	Agent
Jay	Kim	Director
Jeffrey	Mulder	Agent
Joanna	Czapla	Agency Partner

Jocelyn	Herrera	Agent
John	Lamorgese	Agent
Katy	Pinkus	LOA to Eddie Larson
Martin	Giordano III	Agent
Melissa	Freeman	LOA to Eddie Larson
Michael	Dobek	Sr. Partner
Napapon	Jongkraijak	Agent
Nedda	Rivera-Almazan	LOA to Eddie Larson
Nicholas	Perrone	Agent
Onuma	Chansed	Agent
Paula	Mearieweather	Agent
Quintin	Goostree	Agent
Rachel	Mulford	Partner
Robert	Hynes	Agent
Rony	Morales	Agent
Roxann	Griffin	LOA to Eddie Larson
Sade	Box	Agent
Shagun	Anand	Agent
Sharecia	Crawford	Agent
Shawn	Gleason	Agent
Stephanie	King	Agent
Stephanie	Robinson	Agent
Steven	Petersen	Agent
Sunil	Bhawnani	Director
Timierra	Jones	Agent
Tina	Wheaton	Agent
Tong	Zhou	Agent
Tristin	Grayson	Agent
Tyson	Wyman	Agent
Vincent	Clemons	Agent
William	Babb	Agent